CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 4 to Registration Statement on Form S-3 of our reports as of the dates and relating to the financial statements of the companies listed below, which appear on the following pages of the current report on Form 8-K of Veterinary Centers of America, Inc. dated July 5, 1996:



               COMPANY              DATE OF REPORT           PAGE REFERENCE
               -------              --------------           --------------

The Pet Practice, Inc.              March 22, 1996               F-21

Professional Veterinary
Hospitals of America, Inc.          March 29, 1995               F-36


We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Philadelphia, PA
July 18, 1997